Exhibit 10.34.4

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”), dated as of June 30, 2021, is entered into by and between NS Boston III PO Owner LLC, a Delaware limited liability company (“Landlord”) and Albireo Pharma, Inc., a Delaware corporation (“Tenant”).

WITNESSETH

WHEREAS, Landlord and Tenant are the current parties to that certain Office Lease Agreement dated as of February 7, 2017 by and between SHIGO 10 PO Owner LLC, a Delaware limited liability company, as landlord, and Tenant, as tenant (the “Original Lease”), as amended by (a) that certain First Amendment to Lease dated as of March 28, 2019 by and between POSIG Investors, LLC, a Delaware limited liability company, as landlord, and Tenant, as tenant (the “First Amendment”), and (b) that certain Second Amendment to Lease dated as of May 4, 2020 by and between Landlord, as landlord, and Tenant, as tenant (the “Second Amendment”);

WHEREAS, the Original Lease, as amended by the First Amendment and the Second Amendment, shall be known as the “Lease”;

WHEREAS, the Lease relates to the premises (the “Premises”) containing a total of approximately 18,224 rentable square feet, comprised of (a) approximately 14,734 rentable square feet located on the tenth (10th) floor of the South Tower of the building known and numbered as 10 Post Office Square, Boston, Massachusetts (the “Building”) (such premises sometimes referred to as the “Existing Premises”), and (b) approximately 3,490 rentable square feet located on the tenth (10th) floor of the South Tower of the Building (such premises sometimes referred to as the “Expansion Premises”); and

WHEREAS, Landlord and Tenant wish to modify and amend the Lease subject to the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants herein reserved and contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.	Extension of Term for Expansion Premises. The term (the “Term”) of the Lease with respect to the Expansion Premises only is presently due to expire on June 30, 2021. The Term of the Lease with respect to the Expansion Premises only is hereby extended through December 31, 2021 (the “Expansion Premises Expiration Date”). Landlord and Tenant acknowledge and agree that no change is being made to the Term of the Lease with respect to the Existing Premises, which is agreed to expire on October 31, 2026 (the “Expiration Date”).
2.	Condition of Expansion Premises. Tenant acknowledges and agrees that it is currently in possession of the Expansion Premises, and that the Expansion Premises is leased in its current “AS IS, WHERE IS, WITH ALL FAULTS” condition, without any obligation on the part of Landlord to prepare the Expansion Premises for Tenant’s continued occupancy thereof, and without any representations or warranties by Landlord as to the condition of the Expansion Premises or the suitability thereof for Tenant’s use.

3.	Base Rent for Expansion Premises. Effective as of July 1, 2021, Tenant shall continue to pay Base Rent for the Expansion Premises as set forth in the schedule below and otherwise in accordance with the terms of the Lease.
Period	Annual Base Rent (Based on 12 months)	Monthly Base Rent	Per RSF
July 1, 2021 - December 31, 2021	$216,380.00	$18,031.67	$62.00

4.	Additional Rent for Expansion Premises — Tenant’s Share of Tax Increases. Effective as of July 1, 2021, Tenant’s Share of Tax Increases with respect to the Expansion Premises only shall continue to be 1.34%, which is a fraction, the numerator of which shall mean the rentable square footage of the Expansion Premises, and the denominator of which shall mean the rentable square footage of the South Tower of the Building, which is agreed to be 260,546 rentable square feet. Effective as of July 1, 2021, with respect to the Expansion Premises only, Tenant shall continue to pay Tenant’s Share of Tax Increases over a Base Tax Year of fiscal year 2021 (i.e., July 1, 2020 — June 30, 2021).
5.	Additional Rent for Expansion Premises — Tenant’s Share of Expense Increases. Effective as of July 1, 2021, Tenant’s Share of Expense Increases with respect to the Expansion Premises only shall continue to be 1.34%, which is a fraction, the numerator of which shall mean the rentable square footage of the Expansion Premises, and the denominator of which shall mean the rentable square footage of the South Tower of the Building, which is agreed to be 260,546 rentable square feet. Effective as of July 1, 2021, with respect to the Expansion Premises only, Tenant shall continue to pay Tenant’s Share of Expense Increases over a Base Expense Year of calendar year 2020 (i.e., January 1, 2020 — December 31, 2020).
6.	Electricity for Expansion Premises. Effective as of July 1, 2021, Tenant shall continue to pay for all electricity used by Tenant in the Expansion Premises based on the utility provider’s reading of one or more direct meters, and payable by Tenant to the utility provider upon demand. Tenant’s use of electrical services shall not exceed in voltage, rated capacity, or overall load that which is standard for the Building.
7.	Security Deposit. Landlord and Tenant acknowledge and agree that the terms and conditions relating to the Security Deposit required under the Lease are set forth in Section 26 (Security Deposit) of the Original Lease, as modified by Section 11 (Security Deposit) of the First Amendment. Landlord and Tenant further acknowledge and agree that Section 10 (Security Deposit) of the Second Amendment is hereby deleted in its entirety, and of no further force or effect.
8.	Extension Option — Expansion Premises. Landlord and Tenant acknowledge and agree that the Expansion Premises Extension Option set forth in Section 11 (Extension Option — Expansion Premises) of the Second Amendment is hereby deleted in its entirety, and of no further force or effect.

9.	Extension Option — Entire Premises. Landlord and Tenant acknowledge and agree that the Extension Option set forth in Section 52 (Extension Option) of the Original Lease, as amended by Section 12 (Extension Option — Entire Premises) of the Second Amendment, shall remain in full force and effect.
10.	No Other Options. Tenant acknowledges and agrees that (1) except with respect to the Extension Option set forth in Section 52 (Extension Option) of the Original Lease, as amended by Section 12 (Extension Option — Entire Premises) of the Second Amendment, Tenant has no options or rights to extend the Term of the Lease, (2) Tenant has no options, rights of first offer, rights of first refusal, or other rights to expand the rentable square feet comprising the Premises or lease any other space in the Building, and (3) Tenant has no options to terminate the Lease or contract the rentable square feet comprising the Premises.
11.	Brokers. Each party represents and warrants to the other that they have not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Third Amendment, and each will indemnify and defend the other from any and all claims, actual or threatened, for compensation by any such third person by reason of such party’s breach of their representation or warranty contained in this Third Amendment. The provisions of this Section 11 shall survive the expiration or earlier termination of the Lease.
12.	Landlord’s Notice Address. Effective as of the date of this Third Amendment, the Lease is hereby amended to provide that any notices to Landlord under the Lease shall be submitted to Landlord at the below address (or at such other address as Landlord may hereafter designate by notice to Tenant as required hereby).

NS Boston III PO Owner LLC

c/o Synergy Investments

10 Post Office Square, 14th Floor

Boston, MA 02109

Attention:  VP, Leasing

with a copy to:

Rubin and Rudman LLP

53 State Street

Boston, MA 02109

Attention:  Christine P. Claffey, Esq.

and a copy to:

legalnotices@synergyboston.com

13.	Representations and Warranties. Tenant represents, warrants and covenants to Landlord that (1) the Lease is in full force and effect, and (2) to the best of Tenant’s knowledge, Landlord is not in default under the Lease, and no facts or circumstances exist which, with the passage of time or the giving of notice or both, would constitute a Landlord default under the Lease.
14.	Authority. Tenant represents, warrants and covenants to Landlord that (1) Tenant is duly formed, has legal existence, is in good standing, and is qualified to do business in the state in which the Building is located, (2) Tenant has full right, power and authority to enter into this Third Amendment and has taken all corporate or partnership action, as the case may be, necessary to carry out the transaction contemplated herein, so that when executed, this Third Amendment constitutes a valid and binding obligation enforceable in accordance with its terms, and (3) the person or persons executing this Third Amendment on behalf of Tenant are duly authorized to do so.
15.	References; Ratification. The Lease shall be modified such that each reference to the Lease contained therein shall be deemed to refer to the Lease as amended by this Third Amendment. Except as specifically modified or amended herein, the Lease remains unchanged and in full force and effect and is hereby ratified and confirmed in every respect.
16.	Conflicts. In the event of a conflict between this Third Amendment and the Lease, this Third Amendment shall control.
17.	Capitalized Terms. Capitalized terms used in this Third Amendment but not defined in this Third Amendment have the meanings ascribed to them in the Lease. When Binding; Counterparts. This Third Amendment shall be binding upon the parties hereto only upon valid execution and delivery hereof by both Landlord and Tenant. Upon execution and delivery hereof by Landlord and Tenant, the agreements of the parties hereto shall be binding upon and inure to the benefit of their respective successors and assigns. This Third Amendment may be signed in counterpart originals, which taken together shall constitute one and the same instrument. Delivery of a copy of a signed counterpart original transmitted by facsimile or as a PDF or similar attachment to an email shall constitute a good and valid execution and delivery of this Third Amendment.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Third Amendment to be executed as of the date set forth above.

LANDLORD:

NS BOSTON III PO OWNER LLC,

a Delaware limited liability company

By: Synergy Financial LLC,

a Massachusetts limited liability company,

Property Manager and Authorized Agent

By: /s/ David Greaney

David Greaney, Manager

Hereunto duly authorized

TENANT:

ALBIERO PHARMA INC.,

a Delaware corporation

By: /s/ Simon Harford

Name: Simon Harford

Title: Chief Financial Officer

122588015v.1

Hereunto duly authorized

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